United States               OMB Number:
               Securities and Exchange Commission     Expires:
                      Washington, DC   20549          Estimated average
                                                       burden hours per
                           FORM 12b-25                 response.....

                      NOTIFICATION OF LATE FILING    SEC FILE NUMBER
                                                        2-96976-D

(Check One):    [ X]  Form 10-K     [  ] Form 20-F     [  ] Form 11K
                [  ] Form 10-Q      [  ] Form N-SAR
                                                        CUSIP NUMBER
                                                        233094 10 1

                       For Period Ended: March 31, 1999
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                       [  ] Transition Report on Form 10-K
                       [  ] Transition Report on Form 20-F
                       [  ] Transition Report on Form 11-K
                       [  ] Transition Report on Form 10-Q
                       [  ] Transition Report on Form N-SAR
                       For the Transition Period Ended: ___________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

                DCI TELECOMMUNICATIONS, INC.
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Full Name of Registrant

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Former Name if Applicable

                611 Access Road
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Address of Principal Executive Office (Street and Number)

                Stratford, Connecticut 06615
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City, State and Zip Code

PART II - RULES 12-b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;

[  ] (c) The accountant's statement or other exhibit required by Rule
     12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

 All of the required information is not available to file a complete and accurate report.
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Russell B. Hintz                    (203)              380-0910
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  (Name)                          (Area Code)        (Telephone Number)

(2) Have all other periodic report required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                 [X] Yes   [ ] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the
  subject report or portion thereof?    [ ] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                   DCI Telecommunications, Inc.
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         (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 1999                 By: /s/ Joseph J. Murphy
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                                     Joseph J. Murphy
                                     President & CEO